As filed with the Securities and Exchange Commission on May 11, 2009

Registration No. 333-156120

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 6)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIHUA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3351	14-1961536
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

Houxiang Five Star Industry District
Danyang City, Jiangsu Province, PR China 212312
+86 51 86317399

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Jianhua Zhu
Chief Executive Officer
Lihua International, Inc.
c/o Lihua Holdings Limited
Houxiang Five Star Industry District
Danyang City, Jiangsu Province, PRChina 212312
+86 51 86317399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel. No.: 212-407-4159  Fax No.: 212-407-4990

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.      ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer   ☐    Accelerated Filer   ☐  Non-Accelerated Filer  ☐  Smaller Reporting Company  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Stock, $.0001 par value	975,000	$2.20	$2,145,000	$84.30
Common Stock, $.0001 par value, underlying Series A Convertible Preferred Stock	6,818,182	$2.20	$15,000,000	$590.00
Common Stock, $.0001 par value, underlying Series A Warrants	1,500,000	$3.50	$5,250,000	$206.33
Common Stock, $.0001 par value, underlying Series B Warrants	500,000	$3.50	$1,750,000	$68.78
TOTAL	9,793,182	—	$24,145,000	$949.41

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of our Common Stock as shall be issued by us to the selling stockholders as a result of stock splits, stock dividends or similar transactions.

(2) The proposed offering price per share for the selling stockholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C and was based upon the conversion price of the Series A Convertible Preferred Stock of the Company included in this Registration Statement and the exercise price of Series A Warrants and Series B Warrants of the Company included in this Registration Statement.

(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note: This amendment is being filed to include a revised consent of Grant Sherman Appraisal Limited, filed as Exhibit 23.2

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1, as amended and has authorized this Form S-1, as amended to be signed on its behalf by the undersigned in the City of Danyang, People’s Republic of China, on May 11, 2009.

LIHUA INTERNATIONAL

By:	/s/ Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/ s/ Jianhua Zhu	Chairman, Chief Executive Officer and President	May 11, 2009
Jianhua Zhu	(Principal Executive Officer)

/s/ Yang “Roy” Yu	Chief Financial Officer (Principal Accounting Officer)	May 11, 2009
Yang “Roy” Yu

*	Director	May 11, 2009
Yaying Wang

*	Director	May 11, 2009
Jonathan Serbin

*	Director	May 11, 2009
Robert Bruce

*	Director	May 11, 2009
Su Liu

* /s/ Jianhua Zhu
        Jianhua Zhu
       Attorney-in-fact